Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800
info@echelon.com www.echelon.com

News Release

Echelon Reports Fourth Quarter and Full Year 2012 Results

SAN JOSE, Calif., February 12, 2013 – Echelon Corporation (NASDAQ: ELON) today announced financial results for the fourth quarter and full year 2012 ended December 31, 2012.

•	Q4 Revenues: $23.8 million

•	Q4 GAAP Net Loss: $4.1 million; GAAP Net Loss per Share: $0.10

•	Q4 Non-GAAP Net Loss: $2.7 million; Non-GAAP Net Loss per Share: $0.06

•	2012 Revenues: $134.0 million

•	2012 GAAP Net Loss: $12.8 million; GAAP Net Loss per Share: $0.30

•	2012 Non-GAAP Net Loss: $4.7 million; Non-GAAP Net Loss per Share: $0.11

“While 2012 was a challenging year in the smart grid market, we made some significant strides in Echelon’s strategic transformation. We entered new territories with our subsystems strategy, developed new advanced metering products via our Echelon-Holley joint venture and successfully implemented cost saving and gross margin enhancing initiatives,” said Ron Sege, chairman and CEO of Echelon.

“We ended the fourth quarter with a number of promising system and sub-system pilots and deployments, indicating that our strategy of targeting geographies with strong fundamentals for investment in grid modernization is sound. As we expect 2013 to be another year of modest demand in the smart grid market, we will continue the difficult task of restructuring our operations while investing in our strategic initiatives.”

Total revenues for the fourth quarter were $23.8 million, down from $40.5 million in the same period last year. Revenues from Echelon’s systems sales, reflecting sales to our utility customers, were $10.7 million for the fourth quarter, down from $26.4 million in the same period last year. Revenues from Echelon’s sub-systems, largely from commercial customers, were $13.1 million in the fourth quarter, down from $14.2 million a year ago. Included in sub-systems revenues were $2.9 million of sales to Enel in the fourth quarter compared to $2.1 million in the same period last year.

For the full year of 2012, revenues were $134.0 million compared to $156.5 million in 2011. System and sub-system revenues both decreased 14% to $85.2 million and $48.8 million, respectively. Within sub-system sales, Enel project sales decreased 9% to $6.5 million.

Gross margin in the fourth quarter of 2012 was 47.0% compared to 39.2% in the fourth quarter of 2011. Total operating expenses for the quarter were $14.9 million compared to $19.8 million in the fourth quarter of 2011.

GAAP net loss for the fourth quarter was $4.1 million, or $0.10 cents per share, compared to a net loss of $4.2 million, or $0.10 cents per share, in the same period last year. Non-GAAP net loss for the fourth quarter was $2.7 million, or $0.06 cents per share, compared to a non-GAAP net loss of $1.3 million, or $0.03 cents per share for the fourth quarter of 2011.

GAAP net loss for the full year of 2012 was $12.8 million, or $0.30 cents per share, compared to GAAP net loss of $13.0 million, or $0.31 cents per share, for the same period in 2011. Non-GAAP net loss for the year was $4.7 million, or $0.11 cents per share, compared to non-GAAP net loss of $3.4 million, or $0.08 cents per share in 2011.

Restructuring Charge

The company expects to incur a $2.5 to $3.0 million restructuring charge in the first quarter related to a workforce reduction that will affect approximately 15% of its employees. These actions are expected to be implemented over the next 12 months.

Business Outlook

Echelon offers the following guidance for the first quarter of 2013:

•	Total revenues are expected to be between $24.0 million and $26.0 million, with systems and sub-systems revenues accounting for about 50% each.

•	Non-GAAP gross margin is expected to be approximately 45-46%.

•	Stock-based compensation expense is expected to be approximately $1.0 million.

•	Non-GAAP loss per share amounts are expected to range from $0.06 to $0.11, based on a fully diluted weighted average shares outstanding of 43.0 million.

•	GAAP loss per share is expected to be between $0.16 and $0.21.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 2:00 p.m. Pacific/5:00 p.m. Eastern Time. To access the call, dial 888-771-4371 or 847-585-4405 outside the U.S and provide the confirmation number 34104452. An archived replay of the webcast will be available approximately two hours following the end of the call.

Use of Non-GAAP Financial Information

Echelon continues to provide all information required in accordance with GAAP, but believes that an investor’s evaluation of our ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, we provide non-GAAP net income and non-GAAP net income per share data as additional information relating to Echelon’s operating results. Echelon presents these non-GAAP financial measures to provide investors with an additional tool for evaluating Echelon’s operating results in a manner that focuses on what Echelon believes to be its ongoing business operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

Echelon’s management uses certain non-GAAP financial information, namely operating results excluding restructuring charges as well as the impact of stock-based compensation charges made in accordance with ASC 718 (formerly SFAS 123R), to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, we believe it is useful for Echelon’s investors to review, as applicable, information that both includes and excludes these charges (and the related tax impact) in order to assess the performance of Echelon’s business and for planning and forecasting in future periods. Whenever Echelon reports such non-GAAP financial measures, a complete reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure is provided. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

About Echelon Corporation

Echelon Corporation (ELON) is an energy control networking company, with the world’s most widely deployed proven, open standard, multi-application platform, selling complete systems and embedded sub-systems for smart grid, smart city and smart building applications. Our platform is embedded in more than 100 million devices, 35 million homes, and 300,000 buildings and powers energy savings applications for smart grids, smart cities and smart buildings. We help our customers reduce operational costs, enhance satisfaction and safety, grow revenues and prepare for a dynamic future. More information about Echelon can be found at http://www.echelon.com.

Visit the Smart Energy Blog by Echelon.

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Echelon and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Risk Factors Regarding Forward-Looking Statements

This press release may contain statements relating to future plans, events or performance, including statements regarding Echelon’s potential business in certain geographies; the potential for system and sub-system pilots and deployments to expand; and Echelon’s anticipated performance, including revenue and gross margin rates, for the first quarter of 2013. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the continued development and growth of markets for Echelon’s products and services; the risk that failure to achieve revenue growth, maintain expense controls or achieve gross margins targets will delay the timeframe for achieving profitability; the risk that global economic conditions will affect our customers’ ability to receive regulatory or other approval or financing for system or sub-system-based deployments; risks relating to the timely development of Echelon’s products and services, and the ability of those products and services to perform as designed and meet customer expectations; the risk that Echelon does not meet expected or required shipment, delivery or acceptance schedules for its products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Annual Report on Form 10-K when filed with the Securities and Exchange Commission.

Investor Relations Contacts:

Annie Leschin/Vanessa Lehr

StreetSmart Investor Relations

+1 (415) 775-1788

annie@streetsmartir.com

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS

Current Assets:
Cash and cash equivalents	$18,876	$17,658
Short-term investments	42,979	40,998
Accounts receivable, net	15,725	35,215
Inventories	11,729	11,125
Deferred cost of goods sold	846	6,536
Other current assets	2,662	4,044

Total current assets	92,817	115,576

Property and equipment, net	21,777	27,201
Other long-term assets	8,989	8,928

	$123,583	$151,705

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$8,551	$18,313
Accrued liabilities	4,637	7,755
Current portion of lease financing obligations	2,056	1,870
Deferred revenues	4,912	12,716

Total current liabilities	20,156	40,654

Long-term liabilities	19,632	21,943

Total stockholders’ equity	83,795	89,108

	$123,583	$151,705

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Product	$22,088	$39,484	$129,475	$152,699
Service	1,710	1,051	4,542	3,788

Total revenues	23,798	40,535	134,017	156,487

Cost of revenues:
Cost of product (1)	12,039	24,026	75,391	87,063
Cost of service (1)	570	601	2,171	2,262

Total cost of revenues	12,609	24,627	77,562	89,325

Gross profit	11,189	15,908	56,455	67,162

Operating expenses:
Product development (1)	6,559	8,750	30,009	34,755
Sales and marketing (1)	4,949	6,536	21,461	25,719
General and administrative (1)	3,426	4,489	15,050	17,897
Restructuring charges	—	—	1,176	—

Total operating expenses	14,934	19,775	67,696	78,371

Loss from operations	(3,745)	(3,867)	(11,241)	(11,209)
Interest and other income (expense), net	(167)	129	(361)	6
Interest expense on lease financing obligations	(329)	(357)	(1,360)	(1,468)

Loss before provision for income taxes	(4,241)	(4,095)	(12,962)	(12,671)
Income tax expense	71	100	219	329

Net loss	(4,312)	(4,195)	(13,181)	(13,000)

Net loss attributable to non-controlling interest	(207)	—	(363)	—

Net loss attributable to Echelon Corporation stockholders	$(4,105)	$(4,195)	$(12,818)	$(13,000)

Net loss per share attributable to Echelon Corporation stockholders:
Basic	$(0.10)	$(0.10)	$(0.30)	$(0.31)
Diluted	$(0.10)	$(0.10)	$(0.30)	$(0.31)

Shares used in computing net loss per share:
Basic	42,905	42,290	42,650	42,083
Diluted	42,905	42,290	42,650	42,083
(1) Amounts include stock-based compensation costs as follows:

Cost of product	$104	$237	$566	$864
Cost of service	29	50	111	112
Product development	430	1,080	2,304	3,891
Sales and marketing	436	741	1,896	2,251
General and administrative	412	797	2,099	2,531

Total stock-based compensation expenses	$1,411	$2,905	$6,976	$9,649

ECHELON CORPORATION

RECONCILIATION OF NON-GAAP TO GAAP RESULTS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

GAAP net loss	$(4,105)	$(4,195)	$(12,818)	$(13,000)

Stock-based compensation	1,411	2,905	6,976	9,649
Restructuring charges	—	—	1,176	—

Total non-GAAP adjustments to earnings from operations	1,411	2,905	8,152	9,649

Income tax effect of reconciling items	—	—	—	—

Non-GAAP net loss	$(2,694)	$(1,290)	$(4,666)	$(3,351)

Non-GAAP net loss per share:
Diluted	$(0.06)	$(0.03)	$(0.11)	$(0.08)

Shares used in computing net loss per share:
Diluted	42,905	42,290	42,650	42,083

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2012	2011
Cash flows provided by (used in) operating activities:
Net loss including non-controlling interest	$(13,181)	$(13,000)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,579	5,921
Loss on disposal of fixed assets	22	128
Increase in allowance for doubtful accounts	40	25
Reduction of (increase in) accrued investment income	(6)	70
Stock-based compensation	6,976	9,649
Change in operating assets and liabilities:
Accounts receivable	19,405	(10,121)
Inventories	(642)	(2,106)
Deferred cost of goods sold	5,686	(3,926)
Other current assets	1,386	164
Accounts payable	(9,669)	8,033
Accrued liabilities	(3,249)	1,185
Deferred revenues	(7,906)	3,806
Deferred rent	(43)	(53)

Net cash provided by (used in) operating activities	5,398	(225)

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(83,926)	(71,978)
Proceeds from maturities and sales of available-for-sale short-term investments	81,957	87,850
Change in other long-term assets	(15)	(17)
Capital expenditures	(1,129)	(2,349)

Net cash provided by (used in) investing activities	(3,113)	13,506

Cash flows provided by (used in) financing activities:
Principal payments of lease financing obligations.	(1,971)	(1,731)
Repurchase of common stock from employees for payment of taxes on vesting of restricted stock units and upon exercise of stock options.	(1,325)	(2,265)
Proceeds from exercise of stock options.	—	945
Proceeds from non-controlling interests.	1,960	—

Net cash used in financing activities	(1,336)	(3,051)

Effect of exchange rates on cash:	269	(247)

Net increase in cash and cash equivalents	1,218	9,983
Cash and cash equivalents:
Beginning of period	17,658	7,675

End of period	$18,876	$17,658